Exhibit 99.1

  MEDICOR LTD. REPORTS FISCAL YEAR END JUNE 2005 RESULTS, REVENUES INCREASE TO
                                   $27 MILLION

    LAS VEGAS, Sept. 28 /PRNewswire-FirstCall/ -- Las Vegas-based MediCor Ltd. (OTC Bulletin Board: MDCR), the world's third largest manufacturer and distributor of breast implants, today announced results for its fiscal year ended June 30, 2005.

    For the fiscal year ended June 30, 2005, the Company reported record revenues of $26.9 million, an increase of $25.5 million as compared to revenues of $1.4 million in FY 2004. On a pro forma basis, revenues increased approximately $4.3 million or 19% over the comparable prior fiscal year. Operating loss was $10 million compared with $15.3 million loss for the previous year and net loss for FY 2005 was $17.3 million, versus a net loss of $16.6 million for FY 2004. Loss per share for FY 2005 was $(0.93) per fully diluted share, as compared to a loss of $(0.94) per fully diluted share for FY 2004.

    GROWTH THROUGH MAJOR ACQUISITION IN FYE 2004 - EUROSILICONE

    On July 5, 2004, the Company acquired Laboratoires Eurosilicone SA, simultaneously renaming the company Eurosilicone SAS ("Eurosilicone"). On a pro forma basis, assuming the acquisition of Eurosilicone occurred on July 1, 2003, revenues for the fiscal year ending June 30, 2005 were $26.9 million versus $22.6 million in the prior year, an increase of 19%. Net loss for FY 2005 was $17.3 million compared to a net loss of $13.8 million in the prior year and fully diluted loss per share was $(0.93) compared with a loss of $(0.78) in the prior year.

    FURTHER GROWTH THROUGH BRITISH ACQUISITION SUBSEQUENT TO FYE 2005 - BIOSIL AND NAGOR

    On September 13, 2005, the Company announced it had reached an agreement to acquire British breast implant manufacturer Biosil Limited and supplier Nagor Limited for cash and stock. The acquisition reinforces the Company's position as the number three manufacturer and distributor of breast implants worldwide and increases the Company's share of the market for breast implants outside the U.S. to approximately 30%.

    According to MediCor Chief Executive Officer Theodore R. Maloney, "Fiscal year 2005 was a year in which our global strategy to grow our business rapidly to meaningful scale really began to take shape, especially in terms of our financial results. The Eurosilicone acquisition was the first in what we believe will be a series of strategic milestone events, and we expect that the recently announced Biosil and Nagor acquisitions will be the second of those milestones."

    Chief Financial Officer Thomas R. Moyes added, "Both the rapid growth of the industry outside the U.S. and the execution success of our Eurosilicone subsidiary are driving our top-line revenue and financial results. We plan to build on this success following the acquisition of Biosil and Nagor and ultimately generate significant financial returns for our shareholders. We believe the twin strategies of focusing on key strategic acquisitions and new product development in the U.S. and internationally, will deliver revenue growth and financial returns at a rate well above the industry average."

    ABOUT MEDICOR LTD.

    MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer of the modern day breast implant industry. The Company acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor's strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

    FORWARD-LOOKING STATEMENTS

    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain requisite financing for acquisitions to continue to execute on our growth plans, the risk of instability in the capital markets in the U.S. and internationally, the ability to obtain governmental approvals to market the company's products and the timing of the company's and its competitors' approvals and entry to markets needed to operate our businesses; the risk that businesses we acquire will not be integrated successfully; the risk that cost savings from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the outcome of legal proceedings; the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause MediCor's results to differ materially from those described in the forward-looking statements can be found in MediCor's Annual Report on Form 10-KSB for the year ended June 30, 2005, which was filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission's Internet site (http://www.sec.gov).

     Contact:
     Marc S. Sperberg
     U.S. 702-932-4560, x308 Mark Collinson CCG Investor Relations U.S. 310-231-8600, x117

                                  MediCor Ltd.
     Consolidated Statements of Operations and Comprehensive Income / (Loss)
                          For the Years Ended as Noted

                                                     June 30,        June 30,
                                                       2005            2004
                                                   ------------    ------------
Net sales                                          $ 26,958,547    $  1,421,583
Cost of sales                                        15,163,457         412,713
Return of consigned inventory
 previously written down                                   (350)        (60,175)

Gross profit                                         11,795,440       1,069,045

Operating Expenses:
Selling, general and administrative
 expenses                                            19,036,314       8,483,694
Research and development                              2,691,333       2,149,049
Other expenses                                          106,903       5,686,849

    Operating income / (loss)                       (10,039,110)    (15,250,547)

Net interest expense / (income)                       5,315,568       1,195,543

Income / (loss) before income taxes                 (15,354,678)    (16,446,090)
    Income tax expense (benefit)                        542,555           1,737

Net income / (loss)                                 (15,897,233)    (16,447,827)
    Preferred dividends deemed                          262,600          91,558
    Preferred dividends in arrears
     Series A Preferred 8%                              884,478          27,388

 Net loss attributable to common
  stockholders                                      (17,044,311)    (16,566,773)

Other comprehensive income / (loss), net of tax:
      Foreign currency translation
      adjustments                                      (237,457)             --

Comprehensive income / (loss)                      $(17,281,768)   $(16,566,773)

Loss per share data:
Weighted average shares, basic and
 diluted                                             18,233,175      17,633,120
Basic and diluted
Net loss per share                                 $      (0.93)   $      (0.94)

           See accompanying notes to consolidated financial statements

                             Pro forma Calculations

    The following unaudited pro forma financial information and reconciliation to GAAP of net sales, net income, and diluted earnings per common share should be read in conjunction with the MediCor Ltd. Form 10-KSB for the year ended June 30, 2005.

    The accompanying unaudited pro forma information is intended to give effect to the July 5, 2004 acquisition of Eurosilicone SAS and reflects the condensed consolidated results of operations as if this transaction had occurred on July 1, 2003. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

                                  MediCor Ltd.
                    Reconciliation of Historical to Pro-forma
     Consolidated Statements of Operations and Comprehensive Income / (Loss)

                             Historical                           Pro-forma
                  ---------------------------------   ---------------------------------
                   June 30, 2005     June 30, 2004      Adjustments      June 30, 2004
                  ---------------   ---------------   ---------------   ---------------
Net Sales         $    26,958,547   $     1,421,583   $    21,146,445   $    22,568,028
Net Income/Loss       (17,281,768)      (16,566,773)        2,745,496       (13,821,277)
Diluted (loss)
 earnings per
 common share               (0.93)            (0.94)             0.16             (0.78)

SOURCE  MediCor Ltd.
    -0-                             09/28/2005
    /CONTACT: Marc S. Sperberg of MediCor Ltd., +1-702-932-4560, ext. 308; or Mark Collinson of CCG Investor Relations, +1-310-231-8600, ext. 117, for MediCor Ltd./